Exhibit 99.1

Press Release

BayCom Corp Reports 2022 Second Quarter Earnings of $5.2 Million

WALNUT CREEK, CA, July 21, 2022--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.2 million, or $0.38 per diluted common share, for the second quarter of 2022, compared to earnings of $6.5 million, or $0.51 per diluted common share, for the first quarter of 2022 and $5.3 million, or $0.49 per diluted common share, for the second quarter of 2021. For the six months ended June 30, 2022 the Company announced earnings of $11.7 million, or $0.89 per diluted common share, compared to $9.8 million, or $0.89 per diluted common share, for same period in 2021.

Net income for the second quarter of 2022 compared to the prior quarter decreased $1.3 million, or 19.6%, primarily as a result of a $2.6 million increase in provision for loan losses and a $2.4 million decrease in noninterest income, partially offset by a $814,000 increase in net interest income and a $3.1 million decrease in noninterest expense. Net income for the second quarter of 2022 compared to the second quarter 2021 decreased $90,000, or 1.7%, primarily as a result of a $3.1 million increase in provision for loan losses, a $432,000 decrease in noninterest income, and a $1.8 million increase in noninterest expense, partially offset by a $5.4 million increase in net interest income.

Net income for the six months ended June 30, 2022 compared to the same period in 2021 increased $1.9 million, or 19.0%,  primarily as a result of a $9.7 million increase in net interest income, and a $1.7 million increase in noninterest income, partially offset by a $3.1 million increase in provision for loan losses and a $6.0 million increase in noninterest expense.

George Guarini, President and Chief Executive Officer, commented, “Our financial results were encouraging during the second quarter of 2022, other than an increase in provision for loan losses primarily related to one partial loan charge-off. In addition, the gain on sale of SBA loans declined due to lower premiums and therefore we are holding many of these loans until market conditions improve. We are encouraged by a strong loan pipeline going into the second half of the year.”

Guarini concluded, “Maintaining our commitment to increase shareholder value, we continued our stock repurchases during the quarter and announced a cash dividend payable to our shareholders. We continue to look for M&A opportunities to expand our geographical market reach, building market penetration, and adding value for our clients and our shareholders in the future.”

Second Quarter Performance Highlights:

●	Annualized net interest margin was 3.59% for the current quarter, compared to 3.63% in the preceding quarter and 3.29% in the same quarter a year ago.
●	Annualized return on average assets was 0.76% for the current quarter, compared to 0.98% in the preceding quarter and 0.92% in the same quarter a year ago.
●	Assets totaled $2.7 billion at June 30, 2022, compared to $2.8 billion at March 31, 2022 and $2.3 billion at June 30, 2021.
●	Loans, net of deferred fees, totaled $2.0 billion both at June 30, 2022 and March 31, 2022, and totaled $1.6 billion at June 30, 2021.
●	Nonperforming loans totaled $10.7 million or 0.53% of total loans at June 30, 2022, compared to $12.6 million or 0.63% of total loans at March 31, 2022, and $8.7 million or 0.55% of total loans at June 30, 2021.
●	The allowance for loan losses totaled $17.8 million, or 0.89% of total loans outstanding, at June 30, 2022, compared to $17.7 million, or 0.88% of total loans outstanding, at March 31, 2021, and $17.0 million, or 1.07% of total loans outstanding, at June 30, 2021. A $2.6 million provision for loan losses was recorded during the current quarter compared to a $7,000 provision for loan losses in the preceding quarter, and a $507,000 reversal of the provision for loan losses in the same quarter a year ago.
●	Deposits totaled $2.3 billion both at June 30, 2022 and March 31, 2022, and totaled $2.0 billion at June 30, 2021. At June 30, 2022, noninterest bearing deposits totaled $789.3 million, or 35.0% of total deposits, compared to $783.1 million, or 33.6% of total deposits at March 31, 2022, and $727.7 million, or 36.8% of total deposits at June 30, 2021.
●	The Company repurchased 205,044 shares of common stock at an average cost of $21.69 per share during the second quarter of 2022, compared to 57,177 shares of common stock repurchased at an average cost of $22.18 per share during the first quarter of 2022, and 488,020 shares repurchased at an average cost of $18.10 per share during the second quarter of 2021.
●	On May 18, 2022, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.05 per share, paid on July 15, 2022 to stockholders of record as of June 17, 2022.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2022.

Earnings

Net interest income increased $814,000, or 3.6%, to $23.2 million for the second quarter of 2022 from $22.4 million in the preceding quarter and increased $5.4 million, or 30.3%, from $17.8 million in the same quarter a year ago. The increase in net interest income between the periods reflects increases in interest income on loans and, to a lesser extent, investment securities due to increases in the average balances of these portfolios, partially offset by lower recognition of deferred loan fee income from Small Business Administration (“SBA”) loan forgiveness related to Paycheck Protection Program (“PPP”) loans. Average interest earning assets increased $96.9 million, or 3.9%, and $420.0 million, or 19.3% for the three months ended June 30, 2022 compared to the first quarter of 2022 and the same quarter in 2021, respectively. Average yield on interest earning assets for the three months ended June 30, 2022 was 3.97%, compared to 4.03% for the first quarter of 2022 and 3.69% the second quarter of 2021. The average rate paid on interest bearing liabilities for the three months ended June 30, 2022 was 0.62%, compared to 0.64% for the first quarter of 2022, and 0.68% for the second quarter of 2021.

Interest income on loans, including fees, increased $57,000, or 0.2%, to $23.0 million during the current quarter ended June 30, 2022, compared to the prior quarter primarily due to $96.1 million increase in the average loan balance, partially offset by a 27 basis point decrease in the average loan yield. The average loan balance totaled $2.0 billion for the three months ended June 30, 2022, compared to $1.9 billion for the prior quarter and $1.6 billion for the same quarter a year ago. The average yield on loans, including the accretion of the net discount and deferred PPP loan fees recognized for the second quarter of 2022 was 4.62%, compared to 4.89% for the first quarter of 2022 and 4.71% for the second quarter of 2021. The decline in the average yield on loans from the prior quarter was due to $1.0 million lower PPP loan fees recognized and $1.1 million lower accretion of the net discount when compared to the prior quarter. Interest income on loans, including fees increased $4.3 million, or 22.9%, during the three months ended June 30, 2022, compared to the same quarter in 2021 primarily due to $402.3 million increase in the average loan balance, partially offset by a nine basis point decrease in the average yield.

Interest income on loans included $198,000, $1.3 million, and $363,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. The balance of the net discount on these acquired loans totaled $481,000, $603,000, and $2.3 million at June 30, 2022, March 31, 2022, and June 30, 2021, respectively. Interest income included $351,000 in fees earned related to PPP loans in the quarter ended June 30, 2022, compared to $1.3 million in the prior quarter and $1.5 million during the same quarter in 2021. As of June 30, 2022, total unrecognized fees on PPP loans were $388,000. Interest income also included fees related to prepayment penalties of $487,000 in the current quarter, compared to $235,000 in the prior quarter, and $152,000 in the same quarter in 2021, as some borrowers sought to repay adjustable-rate loans in light of the higher interest rate environment.

Interest income on investment securities and interest-bearing deposits in banks increased $729,000 and $1.3 million during the three months ended June 30, 2022, compared to the prior quarter and second quarter of 2021, respectively. These increases primarily were due higher average yields earned on interest-bearing deposits in banks and investment securities, as well as an $11.9 million and a $73.8 million increase in average balance of investment securities, partially offset by a $12.8 million and $59.5 million decrease in average balance of interest bearing deposits during the three months ended June 30, 2022, compared to the prior quarter and second quarter of 2021, respectively.

Interest expense was $2.5 million for both the three months ended June 30, 2022 and March 31, 2022, and increased $241,000, or 10.9%, compared to $2.2 million for the same quarter a year ago, as a result of an increase in the average balance of deposits. The average balance of deposits totaled $2.3 billion for the three months ended June 30, 2022, compared to $2.2 billion and $2.0 billion for the prior quarter and the same quarter in 2021, respectively. The average cost of funds for the second quarter of 2022 was 0.62% compared to 0.64% for first quarter of 2022 and 0.68% for the second quarter of 2021. The decrease in the average cost of funds during the current quarter, compared to the prior quarter and the same quarter in 2021, primarily was due to lower interest rates paid on money market and time deposits. The average cost of total deposits for the second quarter of 2022 was 0.25%, compared to 0.27% for the prior quarter and 0.25% for the second quarter of 2021. The average balance of noninterest bearing deposits increased $30.3 million, or 4.0%, to $788.9 million for the three months ended June 30, 2022, compared to $758.6 million for the three months ended March 31, 2022 and $725.4 million for the same quarter in 2021.

Annualized net interest margin was 3.59% for the second quarter of 2022, compared to 3.63% for the preceding quarter and 3.29% for second quarter of 2021. Net interest margin was positively impacted by a shift in the composition of interest-earning assets towards higher yielding loans and an increase in the average yield on interest-earning assets reflecting the 125 basis point increase in the targeted federal funds rate during the current quarter, as well as, to a lesser extent than in the prior quarter, by the recognition of deferred loans fees related to PPP loans and accretion on acquired loans. The decline in annualized net interest margin for the second quarter 2022 as compared to the prior quarter was primarily due lower recognized PPP loan fees and accretion of the net discount on acquired loans.

The average yield on PPP loans was 2.55%, including the recognition of deferred PPP loan fees, resulting in a positive impact to the net interest margin of seven basis points during the quarter, compared to an average yield of 5.89% with a positive impact to the net interest margin of 27 basis points during the prior quarter, and an average yield of 4.74% with a positive impact to the net interest margin of eight basis points during the same quarter in 2021. The accretion of the net discount on acquired loans increased the average yield on loans by six basis points during the second quarter of 2022, compared to 21 basis points during the prior quarter, and nine basis points during the second quarter of 2021. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but is expected to decrease over time as the balance of the net discount declines.

Based on our review of the allowance for loan losses at June 30, 2022, the Company recorded a $2.6 million provision for loan losses for the second quarter of 2022, compared to a $7,000 provision for loan losses and a $507,000 reversal of provision for loan losses in the preceding quarter and the same quarter a year ago, respectively. The provision for loan losses in the second quarter of 2022 was primarily due to $2.5 million in net charge-offs during the current quarter, coupled with new loan production. Based on information received during the current quarter from the lead lender, the Company charged-off $2.4 million related to a $4.5 million participation interest in a national shared credit. At June 30, 2022, the Bank had participation interests in two other national shared credit loans totaling $3.5 million, both of which were performing in accordance with their payment terms as of that date.

Noninterest income for the second quarter of 2022 decreased $2.4 million, or 54.1%, to $2.0 million compared to $4.4 million in the prior quarter and decreased $432,000, or 17.6%, compared to $2.5 million for the same quarter in 2021. The decrease in noninterest income for the current quarter compared to the prior quarter was primarily due to the recognition of $1.6 million in bargain purchase gain related to our acquisition of Pacific Enterprise Bancorp (“PEB”) and its wholly owned operating subsidiary, Pacific Enterprise Bank, during the first quarter of 2022, coupled with an $838,000 decrease in income from gain on sale of loans primarily due to a decrease in volume of loans sold during the current quarter. The decrease in noninterest income for the current quarter compared to the same period in 2021 was primarily due to a $654,000 decrease in gain on sale of loans and a $211,000 decrease in income from our investment in a Small Business Investment Company (“SBIC”) fund, partially offset by a $171,000 increase in loan servicing fees and other fees.

Noninterest expense for the second quarter of 2022 decreased $3.1 million, or 17.0%, to $15.2 million compared to $18.3 million for the first quarter in 2022 and increased $1.8 million, or 13.4%, compared to $13.4 million for the same quarter in 2021. Noninterest expense for the first quarter of 2022 included $3.1 million of nonrecurring acquisition-related expenses related to our PEB acquisition, which were comprised of $555,000 in salary and employee benefits, $1.1 million in data processing expenses, $725,000 in professional and legal fees, $375,000 in occupancy expense, and $347,000 in other expenses. Noninterest expenses for the second quarter of 2022 increased compared to the same quarter in 2021 primarily due to $1.2 million increase in salaries and employee benefits as a result of an increase in the number of full-time equivalent employees, higher data processing fees of $397,000 and higher other expenses of $165,000.

Excluding acquisition-related expenses in the first quarter of 2022, noninterest expense for the second quarter of 2022 decreased $10,000 compared to the first quarter 2022 primarily due to a $478,000 decrease in salary and employee benefits due to reduction in full time equivalent employees in the beginning of the quarter, a $131,000 decrease in occupancy costs, partially offset by a $493,000 increase in data processing expense due to higher account activity, and a $106,000 increase in other noninterest expenses.

The provision for income taxes increased $201,000 to $2.1 million for the second quarter of 2022, compared to $1.9 million for prior quarter, and increased $112,000 compared to $2.0 million for the second quarter of 2021. The effective tax rate for the second quarter of 2022 was 29.1%, compared to 23.0% for the prior quarter, and 27.6% for the same quarter a year ago. The effective tax rate was higher for the second quarter of 2022 compared to the prior quarter due to the non-taxable bargain purchase gain in the first quarter of 2022. The effective tax rate was higher for the second quarter of 2022 compared to the same quarter a year ago due to higher capitalization of non-deductible merger related costs during the current quarter.

Loans and Credit Quality

Loans, net of deferred fees, increased $1.1 million from the prior quarter and totaled $2.0 billion at both June 30, 2022 and March 31, 2022, and increased $412.4 million compared to $1.6 billion at June 30, 2021. The increase in loans at June 30, 2022 compared to March 31, 2022 primarily was due to $165.0 million of new loan originations, partially offset by $157.0 million of loan repayments, including $45.8 million in PPP loan repayments, and $4.2 million in loan sales. At June 30, 2022, there was a total of 224 PPP loans outstanding totaling $68.8 million, compared to 375 loans totaling $114.6 million at March 31, 2022.

Nonperforming loans, consisting of non-accrual loans and accruing loans that are 90 days or more past due, totaled $10.7 million or 0.53% of total loans at June 30, 2022, compared to $12.6 million or 0.63% of total loans at March 31, 2022, and $8.7 million or 0.55% of total loans at June 30, 2021. The decrease in non-performing loans was primarily due recording a $2.4 million partial charge-off on the commercial and industrial national shared credit loan discussed above during the current quarter. The portion of nonaccrual loans guaranteed by government agencies totaled $780,000, $822,000, and $920,000 at June 30, 2022, March 31, 2022, and June 30, 2021, respectively. Accruing loans past due between 30 and 89 days at June 30, 2022, were $6.8 million, compared to $3.4 million at March 31, 2022, and $66,000 at June 30, 2021.

At June 30, 2022, the Company’s allowance for loan losses was $17.8 million, or 0.89% of total loans, compared to $17.7 million, or 0.88% of total loans, at March 31, 2022 and $17.0 million, or 1.07% of total loans, at June 30, 2021. The decline in the allowance for loan as a percentage of total loans outstanding at June 30, 2022, as compared to June 30, 2021, was due to the Company’s acquisition of PEB and related acquisition accounting on those loans, as the acquired loans were recorded at their estimate fair value at acquisition and no allowance for loan losses is recorded for acquired loans. We recorded net charge-offs of $2.5 million for the second quarter of 2022, compared to net charge-offs of $7,000 in the prior quarter and net recoveries of $7,000 in the same quarter a year ago.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of

June 30, 2022, acquired loans net of their discount, totaled $330.3 million and the remaining net discount on these acquired loans was $481,000, compared to $349.8 million of acquired loans and $603,000 of net discounts at March 31, 2022, and $61.7 million of acquired loans and $2.3 million of net discounts at June 30, 2021. The net discount includes a credit discount based on estimated losses in the acquired loans partially offset a premium, if any, based market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.3 billion at both June 30, 2022 and March 31, 2022, compared to $2.0 billion at June 30, 2021. At June 30, 2022, noninterest bearing deposits totaled $789.3 million or 35.0% of total deposits, compared to $783.1 million or 33.6% of total deposits at March 31, 2022, and $727.7 million or 36.8% at June 30, 2021.

At June 30, 2022, March 31, 2022 and June 30, 2021, the Company had outstanding junior subordinated debt, net of market-to-market, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.4 million. At both June 30, 2022 and March 31, 2022, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.6 million compared to $63.5 million at June 30, 2021, respectively.

At June 30, 2022, March 31, 2022 and June 30, 2021, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $320.6 million at June 30, 2022, compared to $324.7 million at March 31, 2022, and $252.5 million at June 30, 2021. The decrease from the prior period was primarily due to repurchases of $4.2 million of common stock and $676,000 of accrued cash dividends payable, offset by net income for the quarter. In addition, shareholder’s equity was adversely impacted by increased unrealized losses on available for sale securities reflecting the increase in market interest rates during the current quarter, resulting in accumulated other comprehensive income, net of tax, decreasing $4.4 million. At June 30, 2022, 480,311 shares remained available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, potential adverse impacts to  economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the novel coronavirus disease 2019 (“COVID-19”) pandemic and any governmental or societal responses thereto; expected revenues, cost savings, synergies and other benefits from our recent acquisition of PEB might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business;  future acquisitions by the Company of other depository institutions or lines of business; fluctuations in interest rates, including the effects of inflation; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest income
Loans, including fees	$22,984	$22,927	$18,703	$45,911	$37,896
Investment securities and interest bearing deposits in banks	2,337	1,608	1,051	3,945	1,919
FHLB dividends	158	149	122	307	221
FRB dividends	140	121	117	261	229
Total interest and dividend income	25,619	24,805	19,993	50,424	40,265
Interest expense
Deposits	1,453	1,470	1,228	2,923	2,434
Subordinated debt	895	896	896	1,791	1,791
Junior subordinated debt	104	86	87	190	174
Total interest expense	2,452	2,452	2,211	4,904	4,399
Net interest income	23,167	22,353	17,782	45,520	35,866
Provision for (reversal of) loan losses	2,623	7	(507)	2,630	(507)
Net interest income after provision for loan losses	20,544	22,346	18,289	42,890	36,373
Noninterest income
Gain on sale of loans	299	1,137	953	1,436	1,529
Service charges and other fees	718	630	604	1,348	1,208
Loan servicing fees and other fees	607	574	436	1,181	965
Gain on sale of premises	—	—	—	—	12
Income on investment in SBIC fund	21	197	232	218	495
Bargain purchase gain	—	1,665	—	1,665	—
Other income and fees	376	196	228	572	481
Total noninterest income	2,021	4,399	2,453	6,420	4,690
Noninterest expense
Salaries and employee benefits	9,277	10,310	8,109	19,587	16,994
Occupancy and equipment	1,920	2,426	1,850	4,346	3,665
Data processing	1,666	2,273	1,269	3,939	2,753
Other expense	2,347	3,312	2,181	5,659	4,082
Total noninterest expense	15,210	18,321	13,409	33,531	27,494
Income before provision for income taxes	7,355	8,424	7,333	15,779	13,569
Provision for income taxes	2,137	1,936	2,025	4,073	3,729
Net income	$5,218	$6,488	$5,308	$11,706	$9,840

Net income per common share:
Basic	$0.38	$0.51	$0.49	$0.89	$0.89
Diluted	0.38	0.51	0.49	0.89	0.89

Weighted average shares used to compute net income per common share:
Basic	13,575,995	12,646,981	10,893,371	13,114,054	11,079,741
Diluted	13,575,995	12,646,981	10,893,371	13,114,054	11,079,741

Comprehensive (loss) income
Net income	$5,218	$6,488	$5,308	$11,706	$9,840
Other comprehensive income (loss):
Change in unrealized (loss) gain on available-for-sale securities	(6,213)	(9,761)	1,649	(15,974)	548
Deferred tax benefit (expense)	1,788	2,809	(478)	4,597	(162)
Other comprehensive (loss) income, net of tax	(4,425)	(6,952)	1,171	(11,377)	386
Comprehensive income (loss)	$793	$(464)	$6,479	$329	$10,226

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At June 30, 2022, March 31, 2022, June 30, 2021

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2022	2022	2021
Assets
Cash and due from banks	$35,233	$35,532	$30,144
Federal funds sold	319,281	391,667	438,549
Cash and cash equivalents	354,514	427,199	468,693
Interest bearing deposits in banks	2,839	3,336	5,726
Investment securities available-for-sale	177,300	184,673	137,463
Federal Home Loan Bank ("FHLB") stock, at par	10,679	10,679	8,385
Federal Reserve Bank ("FRB") stock, at par	9,588	8,547	7,629
Loans held for sale	—	970	7,335
Loans, net of deferred fees	2,005,004	2,003,928	1,592,621
Allowance for loans losses	(17,800)	(17,700)	(17,000)
Premises and equipment, net	13,920	14,257	14,747
Other real estate owned ("OREO")	21	21	186
Core deposit intangible	6,234	6,750	7,395
Cash surrender value of bank owned life insurance policies, net	21,891	21,736	21,250
Right-of-use assets	12,243	13,645	11,902
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	42,758	39,133	29,302
Total Assets	$2,678,029	$2,756,012	$2,334,472

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$789,293	$783,110	$727,663
Interest bearing deposits
Transaction accounts and savings	1,025,004	1,089,774	890,496
Premium money market	145,077	146,662	134,091
Time deposits	295,454	310,849	225,988
Total deposits	2,254,828	2,330,395	1,978,238
Other borrowings	—	—	—
Junior subordinated deferrable interest debentures, net	8,443	8,423	8,363
Subordinated debt, net	63,627	63,584	63,457
Salary continuation plans	4,617	4,517	4,184
Lease liabilities	12,761	14,177	12,448
Interest payable and other liabilities	13,198	10,262	15,233
Total liabilities	2,357,474	2,431,358	2,081,923

Shareholders’ Equity
Common stock, no par value	216,366	220,581	157,261
Retained earnings	113,400	108,859	92,205
Accumulated other comprehensive (loss) income, net of tax	(9,211)	(4,786)	3,083
Total shareholders’ equity	320,555	324,654	252,549
Total Liabilities and Shareholders’ Equity	$2,678,029	$2,756,012	$2,334,472

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2022	2022	2021	2022	2021
Performance Ratios:
Return on average assets (1)	0.76%	0.98%	0.92%	0.44%	0.87%
Return on average equity (1)	6.42	8.50	8.38	3.72	7.80
Yield on earning assets (1)	3.97	4.03	3.69	4.00	3.80
Rate paid on average interest bearing liabilities	0.62	0.64	0.68	0.63	0.69
Interest rate spread - average during the period	3.35	3.39	3.01	3.37	3.11
Net interest margin (1)	3.59	3.63	3.29	3.61	3.38
Loan to deposit ratio	88.92	85.99	80.51	88.92	80.51
Efficiency ratio (2)	60.38	68.48	66.27	64.56	67.79
Charge-offs, net	$2,523	$7	$(7)	$2,530	$(7)

Per Share Data:
Shares outstanding at end of period	13,471,363	13,677,729	10,699,441	13,471,363	10,699,441
Average diluted shares outstanding	13,575,995	12,646,981	10,893,371	13,114,054	11,079,741
Diluted earnings per share	$0.38	$0.51	$0.49	$0.89	$0.89
Book value per share	23.80	23.74	23.60	23.80	23.60
Tangible book value per share (3)	20.45	20.40	19.28	20.45	19.28

Asset Quality Data:
Nonperforming assets to total assets (4)	0.40%	0.46%	0.38%
Nonperforming loans to total loans (5)	0.53%	0.63%	0.55%
Allowance for loan losses to nonperforming loans (5)	166.98%	141.02%	194.44%
Allowance for loan losses to total loans	0.89%	0.88%	1.07%
Classified assets (graded substandard and doubtful)	$24,640	$16,341	$15,089
Total accruing loans 30‑89 days past due	6,817	3,406	66
Total loans 90 days past due and still accruing	255	117	—

Capital Ratios (6):
Tier 1 leverage ratio - Bank	12.30%	11.77%	10.53%
Common equity tier 1 - Bank	16.29%	16.03%	15.15%
Tier 1 capital ratio - Bank	16.29%	16.03%	15.15%
Total capital ratio - Bank	17.19%	16.92%	16.27%
Equity to total assets at end of period	11.97%	11.80%	10.82%

Loans:
Real estate	$1,723,751	$1,665,799	$1,258,454
Non-real estate	271,660	326,838	332,388
Nonaccrual loans	10,405	12,434	8,743
Mark to fair value at acquisition	(481)	(603)	(2,343)
Total Loans	2,005,335	2,004,469	1,597,242
Net deferred fees on loans (7)	(331)	(541)	(4,621)
Loans, net of deferred fees	$2,005,004	$2,003,928	$1,592,621

Other Data:
Number of full service offices	33	34	34
Number of full-time equivalent employees	359	352	308

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans, and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $388,000, $735,000 and $4.5 million as of June 30, 2022, March 31, 2022, and June 30, 2021, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2022	2022	2021

Tangible Book Value:
Total common shareholders’ equity	$320,555	$324,654	$252,549
less: Goodwill and other intangibles	45,072	45,588	46,233
Tangible common shareholders’ equity	$275,483	$279,066	$206,316

Total assets	$2,678,029	$2,756,012	$2,334,472
less: Goodwill and other intangibles	45,072	45,588	46,686
Total tangible assets	$2,632,957	$2,710,424	$2,288,239

Tangible equity to tangible assets	10.46%	10.30%	9.02%
Average equity to average assets	11.73%	11.57%	11.18%
Tangible book value per share	$20.45	$20.40	$19.28

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp